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                                                                EXHIBIT 10(h)(i)

                                JOBBERS AGREEMENT

                                 By and Between:

                             LIZ CLAIBORNE, INC. AND

             UNION OF NEEDLETRADES, INDUSTRIAL AND TEXTILE EMPLOYEES
                                     (UNITE)

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
                                TABLE OF CONTENTS


ARTICLE 1:   DEFINITIONS                                                 2

ARTICLE 2:   SCOPE OF AGREEMENT                                          3

ARTICLE 3:   COMPANY'S CONTINUING OBLIGATIONS--
             SUCCESSORS AND SUBSIDIARIES                                 3

ARTICLE 4:   CONTRACTORS                                                 4

ARTICLE 5:   STRUCK WORK--LABOR DISPUTE--
                           CROSSING PICKET LINES                         5

ARTICLE 6:   COMPANY'S RESPONSIBILITY FOR
                           CONTRACTORS' PAYMENTS                         6

ARTICLE 7:   EXAMINATION OF BOOKS AND RECORDS                            8

ARTICLE 8:   UNION LABEL                                                 9

ARTICLE 9:   BENEFIT FUNDS                                               9

ARTICLE 10:  UNION AGENCY                                               10

ARTICLE 11:  COUNCIL FOR AMERICAN FASHION                               10

ARTICLE 12:  CONSIDERATION                                              11

ARTICLE 13:  ARBITRATION AND ADJUSTMENT
                           OF DISPUTES                                  11

ARTICLE 14:  CODE OF CONDUCT                                            14

ARTICLE 15:  CONFORMITY TO LAW--SAVING CLAUSE                           14

ARTICLE 16:  NO WAIVER                                                  14

ARTICLE 17:  TERM                                                       15

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     This  AGREEMENT is made and entered into this 1st day of June 2000,  by and between Liz Claiborne, Inc., hereinafter designated as the "Company" and the Union of Needletrades, Industrial and Textile Employees, hereinafter designated as "UNITE" or the "Union".
     WHEREAS,  the  Company  was a member of the New York  Skirt and  Sportswear
Association, Inc. (the "Association") for many years and was bound by the collective bargaining agreements between the Association and Locals 23-25 and Local 10, affiliates of UNITE, whose predecessor was the I.L.G.W.U. ( the "Association Agreement"); and
     WHEREAS, the Association Agreement governed, inter alia, relations between the Company and the Union and its affiliates, including the Company's use as a jobber of contractors to manufacture its garments as part of the integrated process of production; and
     WHEREAS, the Company has withdrawn from the Association and has bargained individually with the Union and its affiliates; and
     WHEREAS, the parties wish to preserve certain terms and conditions from the Association Agreement; and
     WHEREAS, the parties wish to cooperate in establishing conditions which will tend to insure the stability of the industry and to provide methods for a fair and peaceful adjustment of all disputes so as to secure uninterrupted operation of work;
          NOW, THEREFORE, the parties agree as follows:


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ARTICLE 1:  DEFINITIONS
     For the purposes of this Agreement, the following words are defined as follows:
     1.1 "Union" means Union of Needletrades, Industrial and Textile Employees ("UNITE").
     1.2 "Manufacturer" means one who manufactures all or part of its garments in its inside shop and which may also produce its garments in contractors' shops.
     1.3 "Jobber" means one who does not manufacture garments in its own shop but who has all of its garments produced (sewn, finished, pressed and sometimes cut) by contractors and who may or may not employ cutters and/or sample makers and/or distribution workers or others.
     1.4 "Contractor" means one who produces garments in the continental United States from cut or uncut goods for a manufacturer or jobber, including accessories, belts, covered buttons, buckles, neckwear, artificial flowers, bias binding, tubular piping, shoulder pads or embroideries, or who performs processing services, including hemstitching, pleating and tucking, or performs cutting work, all of which are part of the integrated process of production in the apparel and clothing industry.
     1.5 "Inside shop" means a shop, wherever situated, owned, operated, or controlled by the Company in which it manufactures its garments.
     1.6 "Outside system of production" means the system in the apparel and clothing industry of having garments produced in contractors' shops.
     1.7 "Jobbers Agreement" means this Agreement between the Company and the Union.
     1.8 "Union Contractor" means a contractor bound to a collective bargaining agreement with UNITE or any of its affiliates.



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ARTICLE 2:  SCOPE OF AGREEMENT
     2.1 This Jobbers Agreement governs the overall relationship between the Company and the Union including the Company's use of contractors to produce its garments in the continental United States. The terms of this Agreement are applicable solely in the continental United States and shall have no force and effect to any entities or operations outside of the continental United States. The only exception to the foregoing is when Canada is explicitly mentioned in
Article 4.5, Article 5 or Appendix "A" and then only for the sole purpose described therein.
     2.2 The terms and conditions of employment of the Company's bargaining unit employees are not governed by this Agreement, but are governed by a National Collective Bargaining Agreement, and local supplemental agreements thereto.

ARTICLE 3:  COMPANY'S CONTINUING OBLIGATIONS--SUCCESSORS AND SUBSIDIARIES
     All of the terms and provisions of this Agreement shall be binding upon the Company and upon its subsidiaries, successors and assigns. In the event the Company sells or transfers its business to another, it shall nevertheless continue to be liable for the complete performance of the terms and provisions of this Agreement by the purchaser or transferee until the purchaser or transferee expressly, in writing, assumes such performance and agrees to be fully bound by the terms and provisions of this Agreement.



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ARTICLE 4:  CONTRACTORS
     4.1 The Union has a bona fide interest in the labor conditions existing in all shops manufacturing garments in the continental United States and a close unity of interest exists among the workers manufacturing garments regardless of the particular shops in which they are employed.
     4.2 The Company and the contractors that manufacture garments or parts thereof or otherwise perform work for it are closely allied and have a close unity of interest with each other in the manufacture of garments, and in any labor dispute, to the extent of any work performed on its garments, the Company and its contractors are not "neutrals" with respect to each other but are jointly engaged in an integrated process of production.
     4.3 For the purpose of eliminating substandard labor conditions, protecting the employment opportunities and labor standards of all workers manufacturing garments in the continental United States for the Company, whether employed in inside shops or contractors' shops, the Company agrees that it shall follow the procedures set forth in Appendix "A" of this Agreement.
     4.4 Except as expressly limited by this Agreement, the determination of quality, standards, price and availability, and all other terms of engagement of contractors (which shall include the Company's Human Rights Standards of Engagement), and revisions of same, are within the sole discretion of the Company. Except as expressly limited by this Agreement, the Company has the sole and exclusive right to retain and terminate the services of any contractor it has engaged, and the foregoing shall not be subject to the arbitration procedure.



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     4.5  As  soon  as  administratively  possible  after  a  contract  for  the production of garments in the continental United States or Canada is let, whether union or non-union, the Company shall provide the Union the name and address of the contractor, the product and the approximate number of pieces.
     4.6 The Company shall inform non-Union contractors to which it is sending work: (i) of the Company's obligations under this Article, (ii) that the Company will automatically accept that a contractor is in compliance with the Company's Human Rights Standards of Engagement if that contractor has a collective bargaining agreement with UNITE or any affiliate thereof, (iii) that in the Company's opinion the contractor should enter into a collective bargaining agreement with UNITE or an affiliate thereof, and (iv) that the Company may have to withdraw work from the contractor in the event the contractor is struck or lawfully picketed by UNITE or any affiliate thereof.
     4.7 Nothing contained in this Article shall be deemed to create or enlarge any existing obligation to the workers employed in any contractor's shop. Nothing herein shall be interpreted as making the Company responsible for any of the acts of its contractors, except to the extent expressly set forth in this Agreement.

ARTICLE 5:  STRUCK WORK--LABOR DISPUTE--CROSSING PICKET LINES
     The Company and its contractors have a close unity of interest with each other and in any labor dispute, the Company and its contractors are not neutrals with respect to each other but are jointly engaged in an integrated production effort. Accordingly, the parties agree as follows:



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     a. Whenever it shall appear that the Company is giving work to a contractor against whom a lawful strike has been declared or approved by the Union or any of its affiliates, or against whom a lawful picket line has been established by the Union or any of its affiliates, the Company shall, upon notice to it, immediately stop giving work to such contractor, shall withdraw work which has not been put into production, and shall within a reasonable time withdraw work which has been put into production. Notwithstanding the foregoing, withdrawal of work which has been put into production shall be orderly with due regard to the Company's seasonal and inventory requirements so as not to unfairly affect the Company's competitive position.
     b. To the extent permitted by law, it shall not be considered a breach of this Agreement on the part of the Union or any of its affiliates or on the part of any employee of any of its contractors performing part of the integrated process of production of the Company's garments, if such worker refuses to cross any lawful picket line recognized by the Union or any of its affiliates or to enter upon the lawfully picketed premises of said contractor, either of his or her own volition or by direction of the Union or any of its affiliates.

ARTICLE 6:  COMPANY'S RESPONSIBILITY FOR  CONTRACTORS' PAYMENTS
     To safeguard employment opportunities and labor standards and to provide for the full payments of all amounts due to and/or on behalf of workers who produce the Company's garments in its contractors' shops:



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     6.1 The Company shall pay each of its Union  contractors an amount at least sufficient to enable it to provide such workers with the wages, earnings, overtime, and holiday pay and to pay benefit fund contributions provided in the applicable collective bargaining agreement. In the event a Union contractor is not required under its collective bargaining agreement to pay benefit fund contributions, the Company may in its sole discretion agree to pay the said contributions directly to the applicable funds.
     6.2 No part of the amount so paid by the Company to its contractor shall be used by the contractor as payment for overhead and services. To insure against diversion of monies intended for the workers, the Company shall, in addition to the foregoing amount, pay to its contractor a reasonable amount for overhead and/or services that shall be separately agreed upon between them or their representatives.
     6.3 If the Company's contractor fails to pay the wages, earnings, overtime, or holiday pay due to bargaining unit workers in its shop for work produced for the Company, the latter shall be liable to its contractor's workers for the payment of the foregoing. The Company's liability shall be limited to such payment for ten (10) full days' work in every instance.
     6.3.1 If the Company fails to pay its contractors on or before the Tuesday following the week that such work was done, the Company's liability for wages, earnings, overtime, and holiday pay shall be deemed extended beyond ten (10) days by one (1) additional day for each additional day that such workers were not so paid because the Company failed to make such required payments to the contractor.



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     6.3.2 Where the workers in the shop of a  contractor  do not receive  their holiday pay on or before the Tuesday following the week in which the holiday occurred, by reason of the fact that the shop was closed because of lack of work, the liability of the Company for the ten (10) full working days shall commence to run in every instance from the Tuesday following the day on which production in such shop is resumed.
     6.3.3 The Union shall give the Company notice of the contractor's failure to make payments under this paragraph 6.3 as soon as practicable.
     6.4 The Union agrees that the provisions of this article do not in any manner whatsoever bind the Company to any other agreement.
     6.5 The Company, after being given notice from the Union that a contractor is delinquent in its contributions to the applicable funds, will immediately stop giving work to such contractor, shall withdraw work which has not been put into production, and shall within a reasonable time withdraw work which has been put into production. Notwithstanding the foregoing, withdrawal of work which has been put into production shall be orderly with due regard to the Company's seasonal inventory requirements so as not to unfairly affect the Company's competitive position. The Company shall assist the Union in its collection efforts.

ARTICLE 7:  EXAMINATION OF BOOKS AND RECORDS

     In the event the Company, in its sole discretion, contributes directly to a benefit fund on behalf of a contractor, the Union or applicable benefit fund shall have the right to examine the relevant books and records of the Company to determine compliance with the terms of that Agreement.



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ARTICLE 8:  UNION LABEL
     The Company shall affix the UNITE Union Label to all garments and accessories manufactured by or for the Company by its inside shops, if any, and Union contractors in accordance with the Union label rules, regulations and procedures, which, together with any amendments thereof, shall be deemed incorporated in this Agreement with the same force and effect as if fully set forth herein. All such labels shall be purchased by the Company from the Union.

ARTICLE 9:  BENEFIT FUNDS
     9.1 In the event the Company contracts with a contractor that is party to a collective bargaining agreement with the Union or an affiliate thereof, the terms of which do not require the contractor to pay benefit fund contributions, the Company may in its sole discretion pay to the applicable fund(s) the amounts required under the terms of a written participation agreement between the Company and the applicable fund(s) covering that contractor and the period of time during which the Company agrees to make contributions. Any such written participation agreement will refer to the terms of the applicable plan document(s). Any payment to the said funds shall neither bind nor commit the Company to the terms of, nor make the Company party to any collective bargaining agreement covering its contractors' employees nor shall the Company be party to or bound by the terms of any trust agreement as a result of any of its obligations under this Jobbers Agreement.
     9.2 The Company shall not be responsible for paying benefit fund contributions based on



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work sent to Union contractors.

     9.3  If  the  Company,   in  its  sole   discretion,   determines  to  make
contributions to the applicable benefit fund(s) and executes a written participation agreement in accordance with the foregoing, the benefit fund(s) shall have all applicable rights under the Employee Retirement Income Security Act of 1974 to recover unpaid contributions.

ARTICLE 10:  UNION AGENCY
     The parties agree that the sole persons authorized or having the power to act as agents of the Union, or to bind the Union legally with respect to matters arising out of this Agreement or arising out of the relations between the Company and the Union, or to subject the Union to any liability whatever by reason of any act or omission are the President of the Union and such additional persons as the Union may formally designate by written notice to the Company. The Union shall not be responsible for the acts or omissions of any other person, including members and employees of the Union.



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

ARTICLE 11:  COUNCIL FOR AMERICAN FASHION
     The Company shall contribute on an annual basis $29,500 dollars to the Council For American Fashion Labor-Management Industry Development Fund ("CAF"). CAF is an industry wide labor management committee established to, among other things: expand and improve working relationships between labor and management, enhance economic development, improve technology, increase the competitiveness of the industry and help resolve related industry problems.

ARTICLE 12:   CONSIDERATION
     12.1 For the benefit of employees and retirees in the industry, and to deal with the cyclical nature of the industry, the Company agrees to make the following contributions to the Eastern States Health and Welfare Fund:
                  June 1, 2000 to May 31, 2001                 $500,000
                  June 1, 2001 to May 31, 2002                 $1,000,000
                  June 1, 2002 to May 31, 2003                 $1,000,000
The said consideration shall be paid by the Company within fourteen (14) days of the end of each contract year. These are the sole contributions to be made to the Eastern States Health and Welfare Fund under this Jobbers Agreement except for any obligation the Company undertakes in its sole discretion under Article 9 of this Agreement.

ARTICLE 13:  ARBITRATION AND ADJUSTMENT OF DISPUTES



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     13.1 In the event either party believes that a breach of this Agreement has occurred or a dispute arises over the interpretation or application of any of the terms of this Agreement, the parties shall resolve the dispute as follows. The aggrieved party shall submit its complaint in writing to the other party. A meeting between the Company and the Union shall be held within five (5) calendar days of the written complaint being submitted. If the dispute is not resolved within that five (5) day period, either party may submit the dispute to arbitration by written notice to the other party within forty-five (45) days thereafter.

     13.2 The parties have designated the following four (4) impartial arbitrators to serve during the term of this Agreement: (i) Rosemary Townley ,
(ii) Daniel Brent, (ii) Robert Light, and (iv) Joan Parker. If either the Union or the Company refers a matter to arbitration, the parties shall attempt to agree on an impartial arbitrator from the four (4) arbitrators so chosen to hear the matter. If the parties fail to agree on the name of an impartial arbitrator within ten (10) days from the date the request for arbitration was submitted by the aggrieved party to the other party, then they shall select an arbitrator by alternately striking members of the panel. The arbitrator who heard the previous case shall be struck first. The parties shall alternate cases as to who shall strike first.
     13.3 The arbitrator shall not have the authority to alter or amend this Agreement, or to substitute any new provision for an existing provision of this Agreement, or to bind the Company to any other agreement.



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     13.4 The arbitrator may, in addition to the award of damages as provided by this Agreement, command or restrain acts and conduct of the parties in order to effectuate compliance with the terms of this Agreement. With regard, however, to
Article 4.3 and Appendix "A" of this Agreement, the arbitrator shall not be authorized nor empowered, and shall not under any circumstances whatsoever, command or restrain any action, or provide any remedy except as expressly set forth in Appendix "A" of this Agreement.

     13.5 If either party shall default in appearing before the arbitrator, after reasonable notice has been provided to the party, the arbitrator is empowered nevertheless to take the proof of the party appearing and render an award thereon. Any award or decision of the arbitrator shall be final and binding and shall be enforceable by appropriate proceedings at law or in equity. The arbitrator shall require witnesses to testify upon oath or affirmation upon the request of either party. The arbitrator's fee shall be borne equally by the parties hereto.
     13.6 Any papers, notices or process to initiate or continue an arbitration hereunder may be served by mail, and all papers, notices or processes in any application to a court to confirm or enforce an arbitration award hereunder, including the service of the papers conferring jurisdiction of the parties upon the court, may be served by certified mail, in all cases directed to the Company, Attention: General Counsel, 1441 Broadway, New York, New York 10018, and to the Union, Attention: President, 1710 Broadway, New York, New York 10019.



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     13.7 The procedure herein  established for the adjustment of disputes shall be the exclusive means for the determination of all disputes, complaints, controversies, claims or grievances whatsoever, including the arbitrability of any dispute. It is intended that this provision shall be interpreted as broadly and inclusively as possible. Neither party shall institute any action or proceeding in a court of law or equity, State or Federal, or before an administrative tribunal, other than to compel arbitration, as provided in this Agreement, or with respect to the award of an arbitrator. This provision shall be a complete defense to and also grounds for a stay of any action or proceeding instituted contrary to this Agreement.



ARTICLE 14:  CODE OF CONDUCT
     The Company is a signatory to the terms of Code of Conduct and Monitoring procedures established by the Presidential Task Force on the Apparel Industry and intends to comply with same. This Article is not subject to enforcement under the arbitration provisions of this Agreement or otherwise.

ARTICLE 15:  CONFORMITY TO LAW - SAVING CLAUSE
     15.1 The interpretation and enforcement of this Agreement shall be governed by federal law


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and by the laws of the State of New York not inconsistent therewith.
     15.2 If any provision of this Agreement or the enforcement or performance of such provision is or shall at any time be determined to be contrary to law or enjoined by a court or administrative agency, then such provision shall not be applicable or enforced or performed except to the extent permitted by law. The Union and the Company shall thereupon negotiate a substitute provision.
     15.3 If any provision of this Agreement or its application to the Company or any person or circumstance is held invalid or enjoined, the remainder of this Agreement or the application of such provision to other circumstances shall not be affected thereby.

ARTICLE 16:  NO WAIVER



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     The failure of either party to this Agreement to require strict performance of any provision of the Agreement shall not be deemed a waiver or abandonment of any of the rights or remedies provided herein for violation of the Agreement or any provision thereof; nor shall it constitute a waiver or abandonment of any right or remedy herein provided for a subsequent violation of any provision of the Agreement.

ARTICLE 17:  TERM
     This Agreement shall go into effect June 1, 2000 and shall continue in effect up to and including May 31, 2003.
     IN WITNESS WHEREOF, the parties have hereunto set their respective hands and seals, and caused this Agreement to be signed by their respective officials this 31st day of January, 2001.

LIZ CLAIBORNE, INC.             UNION OF NEEDLETRADES, INDUSTRIAL
                                AND TEXTILE EMPLOYEES (UNITE)



By       /s/ Roberta Karp         By       /s/ Bruce Raynor
         --------------------              ---------------------
         Roberta Karp, Esq.                Bruce Raynor, Secretary-Treasurer

                                  APPENDIX "A"

I. When the Employer determines to contract out the manufacture of woven apparel and denim jeans under the following LCI brands: Collection, LizSport, LizWear, Liz&Co., Elizabeth and Claiborne to contracting shops within the continental United States or Canada, it shall give such work directly to and employ the services of only those contractors who are signatories to a collective bargaining agreement with UNITE or one of its affiliates. Effective January 1, 2001, the obligations for the aforementioned LCI brands shall include cut and sewn knits and sweaters.

     A. In the event that the work described above is assigned directly by the Employer to a non-union contractor, the Union after demanding of the Employer that such work immediately cease and all work in process be withdrawn may apply to any of the Arbitrators named in this agreement for an ex parte order to have such work immediately withdrawn from the non-union contractor. The Employer must immediately comply with said Order, unless it can show the Arbitrator, as its sole defense, that it is in factual compliance with Paragraph I above. This provision shall not apply to work being performed by non-union contractors who have been assigned the work by the UNITE contractor to whom the Employer directly assigned such work. In that case the Union's sole remedy shall be against the union contractor that assigned the work to a non-union contractor.

II. For all other of the Employer's brands and labels, not mentioned in Paragraph I above which the Employer determines to be manufactured in the continental United States, the Employer and the Union shall cooperate for the purpose of attempting in good faith to find companies subject to collective bargaining agreements with UNITE or an affiliate thereof which could perform the work in production facilities that meet the Employer's manufacturing criteria and at the price, quality and service standards the Employer requires of all manufacturers who apply for such approval.

     A. The Employer shall hire and/or designate an executive ("Employer Executive") to be responsible for the identification, evaluation and development of garment manufacturers under contract with UNITE or one of its affiliates who manufacture in the continental United States. The Union shall hire and/or designate an executive ("Union Executive")with knowledge of garment manufacturing facilities in the continental United States to act as liaison with the aforementioned Employer Executive.

     B. The Employer Executive in response to the recommendations of the Union Executive will arrange evaluation visits to all potential facilities to determine if they meet the LCI Manufacturing Criteria which will be published by the Employer and furnished to the Union Executive. Those manufacturers recommended by the Union Executive that the Employer Executive agrees meet the LCI Manufacturing Criteria will be given a test order. In the event the Union Executive recommends a manufacturer from Canada, the employer shall give such manufacturer the same consideration under this Paragraph II as a manufacturer from the continental United States.

          (1) In the event the Employer Executive and the Union Executive disagree on the eligibility of any manufacturer recommended by the Union Executive, the parties shall, if the Union demands, select a third party from a mutually agreed upon list of reputable consultants to the apparel industry whose practices include factory evaluation and development. For the term of this agreement, the parties have agreed to utilize the services of Emanuel Weintraub Associates. The third party shall visit the factory in question and determine whether or not the factory meets the LCI Manufacturing Criteria. The parties shall be bound by his/her decision and a test order shall be assigned, if the consultant so orders. The cost and expenses of the consultant shall be borne equally by the parties.

          (2) If the test order is manufactured in accordance with the standards set by the Employer, the manufacturer shall thereafter be placed on the Employer's approved list of manufacturers and shall be given the opportunity to manufacture garments for the Employer in accordance with the Employer's domestic sourcing procedures.

          (3) Once a test order is given under any of the procedures set forth in Paragraph II of this Appendix "A", the manufacturer thereafter becomes a contractor within the meaning of Subsection 4.4 of the Jobbers Agreement and the contractor's selection, retention or termination shall be in the sole discretion of the Employer, however, the said contractor with a collective bargaining agreement with UNITE or one of its affiliates shall be given the right of first refusal before a final selection is made for the product in question. In the event, under this procedure, production of the product would be awarded to a non-union contractor over said union contractor, the Employer may not award it to the non-union contractor if the non union contractor provides no benefits to its full time workers other than wages and legally required fringe benefits.